Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2021 (which includes an explanatory paragraph relating to AvePoint, Inc.’s (f/k/a Apex Technology Acquisition Corporation) ability to continue as a going concern), relating to the consolidated financial statements of AvePoint, Inc. (f/k/a Apex Technology Acquisition Corporation) appearing in the Registration Statement on Form S-4 of Apex Technology Acquisition Corporation and in the Registration Statement on Form S-1 of AvePoint, Inc.

/s/ WithumSmith+Brown, PC

New York, New York

September 17, 2021